Exhibit (14)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N–14 of our report dated September 13, 2024, relating to the financial statements and financial highlights of Fidelity Simplicity RMD Income Fund, Fidelity Simplicity RMD 2010 Fund, Fidelity Simplicity RMD 2015 Fund, Fidelity Simplicity RMD 2020 Fund, Fidelity Simplicity RMD 2025 Fund, and Fidelity Simplicity RMD 2030 Fund, each a fund of Fidelity Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Income Fund for the year ended July 31, 2024, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Proxy Statement and Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 27, 2024